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EXHIBIT 99.1

February 9, 2005


Mr. Peter J. Holzer
183 Edgerstoune Road
Princeton, NJ 08540

Dear Peter:

Congratulations again on your confirmation to the EasyLink Board of Directors effective February 8, 2005.

In accordance with EasyLink's Director's Compensation Plan, enclosed is a check in the amount of $3,333 in payment of the annual retainer fee, prorated for the remaining 4 months until our next Shareholder Meeting. In addition, the Board has approved the granting of 20,000 stock options, priced at $1.23, the closing price on February 8, 2005. These options vest over 4 years with 25% vesting after one year and then 1/12th (8.33%) quarterly thereafter. Furthermore, the Board has approved the immediate vesting of a certain portion of your director stock options if a change in control occurs and you do not continue to serve as a director of the surviving corporation or its parent entity. The portion that would immediately vest would be equal to that portion that would have vested in that vesting year, (25%) had the company not been acquired.

Also enclosed is a copy of the 2005 Director's Compensation Plan, which will take effect following the Annual Shareholder Meeting in June.

I'd like to thank you again for your interest in EasyLink and willingness to help and I'm looking forward to working with you in the future.


Sincerely,


s/Thomas Murawski
-----------------
Thomas F. Murawski
President & Chief Executive Officer

TFM:dgk
Enclosures

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                          EASYLINK SERVICES CORPORATION

BOARD OF DIRECTORS

                        COMPENSATION - OUTSIDE DIRECTORS

                                                 Effective 2005 - 2006

         Annual Retainer                             $15,000

         Board Meeting Fees                          $  1,000 per Meeting
               6 @ $1,000

         Committee Chair                             $  5,000

         Committee Meeting Fees                      $  1,000 per Meeting
               4 @ $1,000

         Telephonic Board &                          $500 per Meeting
         Committee Meeting Fees

         Initial Stock Option Grant
               (Including first year)                  30,000*

         Annual Stock Option Grant                     10,000*

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* Four Year Vesting